Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-274371 and 333-220389) of our report dated June 26, 2026, with respect to the consolidated financial statements of Kewaunee Scientific Corporation, included in this Annual Report on Form 10-K for the year ended April 30, 2026. /s/ Forvis Mazars, LLP Raleigh, North Carolina June 26, 2026